 Exhibit 10.1

SHARE PURCHASE AND TRANSFER AGREEMENT

between (inter alia)

Sono Group N. V.

as Seller

and

Vorratsla-160 M UG (haftungsbeschränkt)

Vorratsla-161 M UG (haftungsbeschränkt)

as Purchasers

regarding all shares in

Sono Motors GmbH

Table of Contents

Table of Contents	ii
List of Exhibits	iii
List of Definitions	iv
Preamble	1
1. Sale and Transfer of the Sold Shares	3
2. Sale and Assignment of Shareholder Loan Repayment Claim; Standstill	3
3. Corporate Services Agreement	5
4. Lease Agreement	5
5. Release and Assumption of Employee	5
6. Purchase Price, Payments, Joint and Several Liability for Purchase Price	6
7. Seller’s Warranties	7
8. Purchasers’ Remedies	8
9. Limitation of Claims	8
10. Purchasers’ Warranties	9
11. Further Covenants and Indemnities	9
12. Confidentiality, Public Announcements, Information of Authorities	10
13. Notices	10
14. Costs	11
15. Miscellaneous	11

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List of Exhibits

Exhibit F: Shareholder Loans as of 29 April 2026

3

List of Definitions

Affiliate	iv	Purchaser Warranty Claim	8
Agreement	1	Purchasers	1
Assumption Date	6	Purchasers’ Guarantee	9
BGB	v	Purchasers’ Guarantees	9
Business Day	v	Representatives	v
Company	1	Restructuring	2
Corporate Services Agreement	2	Seller	1
Default Interest	7	Seller Warranties	7
Employee	6	Seller’s Warranty	7
InsO	4	Seller's Bank Account	v
Landlords	2	Share Purchase Price	6
Lease Agreement	2	Shareholder Loan Repayment Claim	2
Loan Claim Purchase Price	6	Shareholder Loans	2
LoC	2	Shares	2
Parties	1	Signing Date	1
Party	1	Sold Shares	3
Premises	2	Sublease Agreement	2
Pre-Restructuring Service Agreement	2	Subordinated Receivables	4
Purchase Price	6	Subordination	4
Purchaser 1	1	Transaction	2
Purchaser 1 Amount	6	Tripartite Agreement	5
Purchaser 2	1	VAT	v
Purchaser 2 Amount	6

******

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In addition to the above mentioned definitions, the following terms and abbreviations shall have the following meanings:

"Affiliate"	means any individual persons or legal entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz).
"BGB"	means German Civil Code.
"Business Day"	means any day other than a Saturday and Sunday or a public holiday in Munich, Germany, on which banks are open for business.
"Representatives"	means, in relation to any person, its directors, officers, authorised persons, employees, agents, consultants and professional advisors.
"Seller's Bank Account"	shall mean the following bank account of Seller: Account Holder: [***]; IBAN: [***]; BIC: [***]; Bank: [***].
"VAT"	means German value added tax.

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Share Purchase and Transfer Agreement

This share purchase and transfer agreement ("Agreement") is entered into on 4 May 2026 ("Signing Date") by and between

1.	Sono Group N. V.

a Dutch stock corporation (Naamloze Vennootschap) with registered seat in Amsterdam, business address Waldmeisterstrasse 93, 80935 Munich, registered with the Dutch commercial register (Kamer van Koophandel) under number KVK 80683568

- "Seller" -

and

2.	Vorratsla-160 M UG (haftungsbeschränkt) (in future: OZERA UG (haftungsbeschränkt))

a German limited liability company with registered seat in Munich, business address Adlerstr. 34, 90403 Nürnberg (in future: Auenstr.4g, 82515 Wolfratshausen), registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 311675

- "Purchaser 1" -

and

3.	Vorratsla-161 M UG (haftungsbeschränkt)

a German limited liability company with registered seat in Munich, business address Adlerstr. 34, 90403 Nürnberg (in future: Abbestr. 21a, 80999 Munich), registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 311674

- "Purchaser 2" and Purchaser 1 and Purchaser 2 collectively "Purchasers" -

4.	Sono Motors GmbH

a German limited liability company with registered seat in Munich, business address Waldmeisterstrasse 93, 80935 Munich, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 224131

- "Company" -

- Seller, Purchasers and Company together "Parties" and each a "Party"-.

Preamble

A.	The Company is a German limited liability company (Gesellschaft mit beschränkter Haftung), with its business address at Waldmeisterstraße 93, 80925 Munich, Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 224131.
B.	The Company’s activities are focused on integrating proprietary solar technology onto vehicles.
C.	The Seller is the sole shareholder of the Company. The Seller intends to sell all of its shares in the Company and to discontinue its involvement in the business of the Company and any current or future commitments to the Company.

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D.	Denis Azhar, the sole shareholder of Purchaser 1, and Jan Schiermeister, the sole shareholder of Purchaser 2, are currently the managing directors of the Company.
E.	The Company has a registered share capital of EUR 33,588.00 (in words: thirty-three thousand five hundred and eighty-eight euros), divided into 33,588 (in words: thirty-three thousand five hundred and eighty-eight) shares with the consecutive numbers 1 to 33,588 held by the Seller (the "Shares").
F.	The Seller has granted several unsecured, interest-bearing shareholder loans in the total nominal amount of EUR 9,806,000.00 (in words: nine million eight hundred and six thousand euros) to the Company (the "Shareholder Loans") in connection with a so-called back to back letter of credit dated 18 November 2023 (the "LoC") between the Seller and the Company. As of 29 April 2026, a total amount of EUR 10,507,498.01 (in words: ten million five hundred and seven thousand four hundred and ninety-eight euros and one cent), is outstanding under the Shareholder Loans (including all accrued interest). A list specifying the Shareholder Loans, the accrued interest and the total outstanding amount as of 29 April 2026 is attached hereto as Exhibit F. The respective repayment claims of the Seller under the Shareholder Loans including interest as of 29 April 2026 are collectively referred to as the "Shareholder Loan Repayment Claim").
G.	On 30 November 2020, the Seller and the Company entered into a service agreement, pursuant to which the Company provided certain services to the Seller ("Pre-Restructuring Service Agreement"). After the Seller and the Company applied for self-administration proceedings in May 2023, a restructuring was carried out following Seller’s withdrawal of its application for preliminary self-administration proceedings and Company’s exit from its self-administration proceedings (the "Restructuring"). On 27 February 2024, the Company terminated the Pre-Restructuring Service Agreement with effect from the end of 29 February 2024. On 12 March 2024, the Seller and the Company entered into a corporate service agreement (the "Corporate Services Agreement"). Under the Corporate Services Agreement, the Company provides certain services to the Seller, including services related to accounting and tax, controlling and treasury, preparation of financial statements, compliance and corporate governance, financial services and periodic reporting in relation to a listing of the Seller’s shares on a stock exchange or over-the-counter market.
H.	On 21 April 2021/29 April 2021, the Seller entered into a lease agreement (the "Lease Agreement") with Georg and Elisabeth Däuber, Knospenstrasse 36, 80955 Munich (collectively the "Landlords") relating to the commercial premises located in Waldmeisterstraße 93, 80925 Munich, Germany (the "Premises"). On 1 May 2021, the Seller and the Company entered into a sublease agreement relating to the Premises (the "Sublease Agreement").
I.	The Purchasers intend to acquire the Shares and the Shareholder Loan Repayment Claim from the Seller and the Seller intends to sell and transfer the Shares and the Shareholder Loan Repayment Claim to the Purchasers ("Transaction").
J.	As part of the Transaction, the Corporate Services Agreement shall be terminated with effect as of 30 April 2026. The Company shall continue to provide certain limited financial and reporting information of the Company to the Seller, to the extent reasonably required for the Seller to fulfill certain tax and regulatory requirements following the Transaction.
K.	Furthermore, as part of the Transaction, the Parties intend to agree on the procedure to achieve that the Company takes over the Lease Agreement for the Premises in course of which the Seller is intended to be released from any liabilities and obligations under the Lease Agreement.

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Now, therefore, the Parties agree as follows:

1.	Sale and Transfer of the Sold Shares
1.1	Sale and Transfer of the Sold Shares
(a)	The Seller hereby sells and transfers with effect in rem (abtreten mit dinglicher Wirkung) the shares with the consecutive numbers 1 to 16,794 corresponding to a share percentage of 50% of the shares in the Company and the nominal capital of the Company to Purchaser 1 and Purchaser 1 accepts this sale and transfer; and
(b)	the Seller hereby sells and transfers with effect in rem (abtreten mit dinglicher Wirkung) the shares with the consecutive numbers 16,795 to 33,588 corresponding to a share percentage of 50% of the shares in the Company and nominal capital of the Company to the Purchaser 2 and Purchaser 2 accepts this sale and transfer (all shares sold and transferred by the Seller in this Clause 1.1 the "Sold Shares").

It is the joint understanding of the Parties that the Seller shall sell and transfer all shares held by it in the Company and the Seller shall not retain any shares or other interest in the Company.

The transfers in rem (Abtretung mit dinglicher Wirkung) of the Sold shares in Sections 1.1(a) and 1.1(b) shall not be subject to a condition precedent (aufschiebende Bedingung) and take immediate effect in rem (mit sofortiger dinglicher Wirkung).

1.2	Ancillary Rights

The Sold Shares are sold and transferred together with any and all rights and obligations pertaining thereto (Nebenrechte) including the right to any undistributed profits for the current business year and for any prior business years of the Company.

1.3	Consent of the Seller, No Right of First Refusal

Pursuant to section 14 para. 1 of the articles of association of the Company, the transfer of the Sold Shares requires the approval of the Company’s shareholders with a majority of at least 80% of the share capital. In addition, pursuant to section 14 para. 2 of the articles of association of the Company the shareholders of the Company have a Right of First Refusal. As a matter of precaution: The Seller is the sole shareholder of the Company. The Seller hereby gives its consent to the Transaction. Section 14 para 2 of the articles of association is not applicable.

2.	Sale and Assignment of Shareholder Loan Repayment Claim; Standstill
2.1	Sale and Assignment

The Seller hereby sells and assigns with immediate effect in rem (sofortiger Wirkung) 50 % of the Shareholder Loan Repayment Claim to the Purchaser 1 and 50 % of the Shareholder Loan Repayment Claim to the Purchaser 2, whereby an indivisible cent amount shall be allocated to Purchaser 1, which hereby each accept such sale and assignment. The Company hereby consents to such assignments. The Company and the respective Purchaser may after the notarization of this agreement enter into a separate loan agreement governing the respective part of the Shareholder Loan Repayment Claim acquired by the respective Purchaser under this Section 2.1. Such loan agreement shall not require the consent of any of the other Parties, provided that Section 2.2 remains unaffected and provided further that a qualified subordination as set out in Section 2.3 shall be included in the respective loan agreement.

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2.2	Standstill
(a)	The Purchasers hereby undertake vis-à-vis the Seller (but not vis-à-vis the Company, neither directly nor by way of a contract for the benefit of a third party (kein Vertrag zu Gunsten Dritter)) that they will not demand, enforce or otherwise seek repayment, whether fully or partly, of the Shareholder Loan Repayment Claim for a period of two years following the Signing Date.
(b)	Nothing in this Clause shall be construed as a waiver or deferral (Stundung) of the Shareholder Loan Repayment Claim.
2.3	Qualified subordination (Qualifizierter Rangrücktritt)
(a)	As of the Signing Date, each Purchaser, each as holder of the acquired part of the Shareholder Loan Repayment Claim, hereby subordinates, pursuant to Section 19 para. 2 sentence 2 and Section 39 para. 2 of the German Insolvency Code (“InsO”), the part of the Shareholder Loan Repayment Claim acquired by such Purchaser (including any ancillary rights (Nebenrechte) and any present and future claims for principal, interest (including default interest) and costs arising out of or in connection with the Shareholder Loans and/or the Shareholder Loan Repayment Claim) (collectively, the “Subordinated Receivables“) to the claims of all other present and future creditors of the Company (other than (i) creditors whose claims are already subordinated by agreement and rank equally with the Subordinated Receivables, and (ii) equally ranking creditors) to such extent that the Subordinated Receivables may only be asserted and satisfied after satisfaction in full of all other claims against the Company (including the claims referred to in Section 39 para. 1 nos. 1–5 InsO), but prior to shareholders’ claims for repayment of capital contributions within the meaning of Section 199 sentence 2 InsO, and only out of (i) future net profits (künftige Jahresüberschüsse), (ii) a liquidation surplus (Liquidationsüberschuss) or (iii) other free assets (sonstiges freies Vermögen) of the Company which remain after satisfaction of such other creditors and which are not required for capital maintenance purposes (the “Subordination”).
(b)	The Parties agree that the Subordination shall also apply outside insolvency proceedings, i.e. prior to the opening of insolvency proceedings over the assets of the Company. Accordingly, no payment (and no enforcement) in respect of the Subordinated Receivables shall be made if and to the extent that the Company is at the relevant time unable to pay its debts as they fall due (zahlungsunfähig) or over-indebted (überschuldet) within the meaning of Sections 17 and 19 InsO, or would become unable to pay its debts as they fall due or over-indebted as a result of such payment or enforcement. For the purposes of avoiding illiquidity within the meaning of Section 17 InsO, the Subordinated Receivables shall be deemed not to be seriously demanded (nicht ernsthaft eingefordert). For the avoidance of doubt, the Purchasers shall refrain from any acts in relation to the Subordinated Receivables that would constitute, trigger or deepen any ground for insolvency of the Company under German insolvency law.
(c)	The Parties agree that the Subordination constitutes neither a deferral/moratorium (Stundung) nor a waiver (Verzicht) of any Subordinated Receivables.

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2.4	Termination of LoC

The Company and the Seller agree that the Seller has fulfilled all payment obligations under or in connection with the LoC. The Company and the Seller hereby terminate the LoC with immediate effect, and, as a matter of precaution, the Company and the Seller each hereby waive any claims under the LoC with effect from the Signing Date in accordance with Section 5.1. For the avoidance of doubt, the claims of the Purchasers resulting from the acquisition of the Shareholder Loan Repayment Claim, in particular the acquired parts of the Shareholder Loan Repayment Claims themselves remain unaffected.

3.	Corporate Services Agreement
3.1	The Company and the Seller hereby terminate the Corporate Services Agreement with retroactive effect as of 30 April 2026. Any payment claims of the Company resulting from services rendered on or prior to 30 April 2026 or relating to periods until and including 30 April 2026 remain unaffected. Apart from the claims specifically exempted under the preceding sentence, the Seller as well as the Company hereby waive any and all claims or rights they may have against the respective other party under or in connection with the Corporate Service Agreement (whether actual or contingent, present or future).
3.2	The Purchasers shall use their best efforts to procure that Company provides, and the Company undertakes to provide the Seller within reasonable time after receipt of a corresponding request with any information which is available at the Company and reasonably required by the Seller (i) to comply with the Seller’s regulatory reporting obligations as a listed entity, and/or (ii) for the fulfilment of its tax obligations. The undertaking pursuant to the preceding sentence shall lapse six (6) months after the Signing Date.
4.	Lease Agreement
4.1	The Parties undertake vis-à-vis each other to use their best efforts to achieve that the Lease Agreement will be transferred to the Company as (main) lessee by way of a tripartite agreement to be entered into by the Company and the Seller with the Landlords (such agreement a "Tripartite Agreement”). The Tripartite Agreement shall include a release of the Seller from any liability under the Lease Agreement and/or Sublease Agreement.
4.2	If such Tripartite Agreement cannot be entered into by 30 June 2026, the Seller is free to terminate the Lease Agreement without further consent of the Company and the Purchasers and the Company shall use their best efforts to achieve a transfer or termination of the Lease Agreement after 30 June 2026, as instructed by the Seller.
4.3	The Company shall continue to fulfill, and the Purchasers shall use their best efforts to procure that the Company fulfills, all of its obligations under the Sublease Agreement until such point in time when the Lease Agreement has either been transferred by way of a Tripartite Agreement or terminated.
5.	Release and Assumption of Employee
5.1	The Company hereby waives and releases the Seller and (as a contract for the benefit of e third party) the Seller’s Affiliates from any and all claims (whether known or unknown, actual or contingent) arising out of or in connection with (i) the shareholder resolution dated 11 December 2025 regarding the funding of the Company (including any alleged commitment to fund EUR 1.3m throughout 2026), (ii) the LoC or any other letter of comfort, patronage declaration, comfort letter or similar undertaking, and (iii) any intercompany relationships (including payables/receivables on any clearing account and claims based on tax group), in each case to the extent based on facts or circumstances existing on or prior to the Signing Date. Any payment claims under the Corporate Service Agreement exempted under sentence 2 of Section 3.1 remain unaffected.

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5.2	The Seller agrees to assume from the Company the employment relationship with the Company’s employee [***] (the “Employee”) with economic effect as from 1 May 2026 (the “Assumption Date”). The Company and the Seller will without undue delay after the notarization of this Agreement offer to Employee such assumption by the Seller on unchanged terms or, at the Seller’s discretion, on improved terms, by entering into tripartite transfer agreement. The assumption shall have with debt discharging effect for the Company (schuldbefreiende Wirkung). The Seller is aware that the Company has terminated the employment relationship of the Employee taking legal effect as of 31 July 2026. The Seller shall indemnify and reimburse the Company from and for any losses and liabilities arising from the employment of the Employee by the Company after the Assumption Date, this in particular includes all claims relating to salary and social security contributions in respect of such employment and any reasonable severance payment that may be agreed by the Company in connection with the settlement of any action for unfair dismissal that may be filed by the Employee in connection with the termination of his employment by the Company.
6.	Purchase Price, Payments, Joint and Several Liability for Purchase Price
6.1	Share Purchase Price

The purchase price for the Sold Shares (the "Share Purchase Price") shall be EUR 1 (in words: one euro).

6.2	Shareholder Loan Purchase Price

The purchase price for the Shareholder Loan Repayment Claim shall be EUR 1 (in words: one euro) (the "Loan Claim Purchase Price"; the Loan Claim Purchase Price together with the Share Purchase Price, the "Purchase Price").

6.3	Payments

Without undue delay after the notarization of this Agreement the Purchasers shall pay to the Seller the Purchase Price as follows:

(a)	Purchaser 1 shall pay an amount equal to 50% of the Purchase Price, i.e. an amount or EUR 1.00 (the "Purchaser 1 Amount"); and
(b)	Purchaser 2 shall pay an amount equal to 50% of the Purchase Price, i.e. an amount or EUR 1.00 (the "Purchaser 2 Amount").
6.4	Payment Modalities; No Set-Off
(a)	Any payments to be made under or in connection with this Agreement shall be made in Euro and by instant wire transfer (Echtzeitüberweisung) in immediately available funds, valued as of the relevant due date. Each Party shall bear the bank charges and other fees of the money transfer charged by its bank.
(b)	Payments to the Seller shall be directed to the Seller's Bank Account.
(c)	No Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this Section 6.4, except for any claims which have been assessed by a final and binding decision of a court or arbitrator or which have not been contested by the other Party.
6.5	Joint and Several Liability of Purchasers for Purchase Price

The Purchasers shall be jointly and severally liable (gesamtschuldnerische Haftung) for the payment of the Purchase Price pursuant to Sections 6. For the avoidance of doubt, except as set forth in the foregoing sentence, there shall be no joint and several liability of the Purchasers under or in connection with this Agreement.

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6.6	Default Interest

If a Party fails to pay any sum payable under this Section 3 or under any other provision of this Agreement on the due date for payment, it shall be in default (Verzug) of such payment obligation from three (3) Business Days after the due date, without any further notice of the other Party/Parties being required. Interest shall accrue on the unpaid amount at eight percent (8%) p.a. for the period from and including the due date up to, but not including, the date payment is received by the other Party/Parties (the "Default Interest"). Default Interest will accrue from day to day on the basis of the actual number of days elapsed and a 360-day year, and shall be payable on the final day of each calendar month in arrears.

6.7	VAT

The Parties both assume that no VAT shall accrue for the transaction provided for in this Agreement. In the event that the competent fiscal authorities are of a different opinion, then the Purchase Price shall be net of VAT, i.e. shall not include VAT. VAT – if any – shall be borne by the Purchasers, provided that the Seller has furnished a VAT-invoice as required to the Purchasers. Neither the Seller nor the Purchasers shall waive any applicable VAT or similar foreign tax exemption; neither the Seller nor the Purchasers shall opt for VAT.

6.8	Update of Shareholders' List, Power of Attorney
(a)	The Parties hereby instruct the recording notary to electronically submit an updated shareholders' list of the Company pursuant to Section 40 para. 2 GmbHG to the competent commercial register immediately after the notarization of this Agreement. The recording notary shall notify the Seller and the Purchasers of this submission by providing a copy of the new shareholders' list submitted to the commercial register.
(b)	The Seller hereby authorize (bevollmächtigen) the Purchasers irrevocably and under release from the restrictions of Section 181 BGB to exercise all rights pertaining to the Sold Shares on their behalf. The Purchasers shall in particular be authorized to pass any shareholders' resolutions regarding the Company, and to make any declaration, and take any action, necessary or expedient for passing such shareholders' resolutions (including, without limitation, to waive any formal requirement for the adoption of a shareholders' resolution provided by law or the Company's articles of association), in the Seller's name from the Signing Date until the Purchasers are deemed to be shareholder pursuant to Section 16 para. 1 sent. 1 GmbHG.
7.	Seller’s Warranties
7.1	Scope and Limit of Seller’s Warranties

Under the restrictions of this Section 7 and Section 8, the Seller hereby represents to the Purchasers in the form of independent undertakings (selbstständige Garantieversprechen) within the meaning of Section 311 para. 1 BGB that the statements set forth in Section 7.2 (the "Seller Warranties" and each a "Seller’s Warranty") are true and correct as of the Signing Date. No Seller Warranty shall qualify as a subjective requirement within the meaning of section 434 (1), (2) BGB (subjektive Anforderung) or as a guarantee of condition within the meaning of sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

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7.2	Seller Warranties
(a)	The Seller is a duly established and validly existing limited liability company under Dutch law. The execution and performance of this Agreement by the Seller and the consummation of the transactions contemplated thereby do not violate the articles of association, by-laws, rules of procedure or similar rules of the Seller, as the case may be and have been duly authorized by the Seller's proper corporate bodies.
(b)	The Seller is the sole legal and beneficial owner of the Sold Shares as set out in Recital E. The Sold Shares have been validly issued, are fully paid up and have not been repaid in whole or in part. There are no additional contribution obligations regarding the respective Sold Shares (Nachschusspflichten).
(c)	The Sold Shares are free and clear of any liens, encumbrances and other rights of third parties, and there are no pre-emptive rights, rights of first refusal (except as provided for in the articles of association of the Company and addressed in Section 1.3), options or other rights of any third party to purchase or acquire such Sold Shares.
(d)	The Seller is the sole legal and beneficial owner of the Shareholder Loan Repayment Claim as set out in Recital F.
7.3	No other warranties

Except for the Seller Warranties, the Seller does not make or grant any representation or warranty or any other statement whether express or implied, and the Seller hereby disclaims any other representation or warranty or any other statement with respect to or in connection with the Company, the Sold Shares or the Shareholder Loan. The Purchasers agree to purchase the Sold Shares and Shareholder Loan Repayment Claim “as is” and without any recourse to the Seller.

8.	Purchasers’ Remedies
8.1	Purchaser Claims

If any Seller’s Warranty is incorrect, the Purchasers may request that the Seller (i) puts the Purchasers or the Company into the position it would be in if the Seller’s Warranty had not been incorrect, or – at Seller’s election – (ii) compensates the Purchasers or the Company by payment in cash the losses (Schäden) within the meaning of section 249 et seq. BGB incurred by the Purchasers or the Company as a result of the incorrectness of the Seller’s Warranty. A claim of Purchasers pursuant to this Section 8.1 shall be referred to as a "Purchaser Warranty Claim".

8.2	Exclusion of Purchaser Claims

The Seller shall not be liable for, and the Purchasers shall not be entitled to bring, any Purchaser Warranty Claim if and to the extent that:

(a)	any Purchaser or, after the Signing Date, the Company has (i) caused the facts or circumstances giving rise to the claim or (ii) failed to mitigate damages;
(b)	the matter to which the claim relates was caused by the passing of or any change in any law, or in the interpretation or application thereof by any administrative body or court, after the Signing Date.
9.	Limitation of Claims
9.1	The aggregate total liability of the Seller for any Seller Warranty or any other claims under or in connection with this Agreement shall be limited to the Purchase Price received by the Purchasers.

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9.2	Any claims of the Purchasers against the Seller arising under or in connection with this Agreement shall become time-barred (verjähren) 36 months after the Signing Date.
10.	Purchasers’ Warranties
10.1	Scope and Limit of Seller’s Warranties

Under the restrictions of this Section 9, the Purchasers hereby represent to the Seller in the form of independent undertakings (selbstständige Garantieversprechen) within the meaning of Section 311 para. 1 BGB that the statements set forth in Section 10.2 (the "Purchasers’ Guarantees" and each a "Purchasers’ Guarantee") are true and correct as of the Signing Date.

10.2	Purchasers’ Guarantees
(a)	The Purchasers are duly incorporated and validly existing under the laws of Germany and have all requisite corporate power and authority to own its assets and to carry out its business.
(b)	The Purchasers have sufficient funds to consummate the transactions provided for under this Agreement.
(c)	No insolvency proceedings concerning any of the Purchasers are pending and no circumstances exist which would require the application for insolvency proceedings concerning any of the Purchasers.
11.	Further Covenants and Indemnities
11.1	Exclusion of claims and Indemnity
(a)	As from the Signing Date, the Purchasers shall not, and shall use their best efforts to procure that the Company will not, raise any claim
(i)	against the Seller and/or any of its Affiliates in connection with the Seller’s former legal position as direct or indirect shareholder of the Company;
(ii)	against any of the Seller’s Representatives out of the Representative’s former legal position as managing director, director, officer or board member of the Company or the Seller,

in each case except for claims based on an intentional breach of duties (vorsätzliche Pflichtverletzung) or on a criminal act (Straftat) of the Seller or the respective Representative.

(b)	The Purchasers use their best efforts to prevent the Company from making any payments, including (full or partial) repayment or interest payments, in connection with the Shareholder Loan Repayment Claim for a period of 24 months after the Signing Date.
(c)	Any and all claims of the Seller or a Representative under this Section 11.1 shall become time-barred (verjährt) 36 months after the Signing Date. For the avoidance of doubt, claims of the Purchasers against the Seller under this Agreement remain unaffected from this Section 11.1.
(d)	As from the Signing Date, the Purchasers shall not, and shall use their best efforts to procure that the Company will not, assert, commence, continue or otherwise pursue any claim against the Seller or any of its affiliates arising out of or in connection with (i) the shareholder resolution dated 11 December 2025 regarding the funding of the Company (including any alleged commitment to fund EUR 1.3m throughout 2026), (ii) the LoC, any other letter of comfort, patronage declaration, comfort letter or similar undertaking, and (iii) any intercompany relationships (including payables/receivables on any clearing account and claims based on tax group), in each case to the extent based on facts or circumstances existing on or prior to the Signing Date. Any payment claims under the Corporate Service Agreement exempted under sentence 2 of Section 3.1 remain unaffected.

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11.2	Sono Brands
(a)	The Company undertakes vis-à-vis the Seller to use any of its brands containing the word "Sono" only in connection with the words “Motors” and “Solar”.
(b)	The Company grants the Seller a worldwide, limited, non-exclusive, non-transferable, royalty-free, irrevocable license to use the brand “Sono” as company name and in connection with its stock exchange listing, securities trading or stock ticker.
12.	Confidentiality, Public Announcements, Information of Authorities
12.1	The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are in the public domain or the disclosure of which is required by law or as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed. In the latter case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities.
12.2	No press release or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement has first been approved by the other Parties, such approval not to be unreasonably withheld, except that – if the other Party is required by law or by applicable stock exchange regulations to make an announcement – it may do so after first consulting with the other Party.
12.3	The Seller and the Purchasers shall cooperate to inform all necessary authorities about the transfer of the Sold Shares in the Company from the Seller to the Purchasers.
13.	Notices
13.1	All notices, requests and other communications hereunder shall be made in the English language and, to the extent not provided for otherwise in this Agreement, be sent by registered mail, courier, fax or email to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:
(a)	To the Seller:

Sono Group N.V.

Att.Kevin McGurn

John M. Keynesplein 12-46

1066 EP Amsterdam

The Netherlands

Email: [***]

with a copy to (which shall not constitute notice for the purpose of this Agreement):

DLA Piper UK LLP

Att. Gerald Schumann

Maximilianstrasse 2

80539 Munich

Germany

Email: [***]

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(b)	to the Purchasers

Vorratsla-160 M UG (haftungsbeschränkt)
(in future: OZERA UG (haftungsbeschränkt))
Att. Denis Azhar

[***]	Email: [***]

Vorratsla-161 M UG (haftungsbeschränkt)

(in future: JanSol Invest UG (haftungsbeschränkt))
Att. Jan Schiermeister

[***]	Email: [***]

14.	Costs
14.1	Each Party shall bear the costs and expenses commissioned by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated herein, including any professional fees and disbursements of its own counsel, financial advisors or accountants.
14.2	The cost of notarization of this Agreement and any costs or fees levied by the commercial register, courts or other authorities in connection with this Agreement shall be borne by each Purchaser by 25 % and the Seller by 50%.
15.	Miscellaneous
15.1	Exhibits

All Exhibits to this Agreement form an integral part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

15.2	Entire Agreement

This Agreement comprises the entire agreement between the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof.

15.3	Amendments

Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless applicable mandatory law requires otherwise.

15.4	German Terms

Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the German terms alone and not the English terms shall be authoritative for the interpretation of this Agreement.

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15.5	Assignment

The Parties shall not, in whole or in part, transact in rem (verfügen) in any claims (including future or contingent claims) arising under or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior consent of the other Party, provided, however, that the Seller shall be free to transfer such claims and other rights by any means (including by way of merger, spin-off or any other transaction) to any of its Affiliates without the prior consent of the other Parties.

15.6	Set-Off and Retention

Except as otherwise provided for in this Agreement, no Party shall be entitled to set off (aufrechnen) or net off (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

15.7	Governing Law, Arbitration, Venue
(a)	The Parties confirm their understanding that this Agreement is governed by, and construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).
(b)	All disputes arising out of or in connection with this Agreement (including the breach, termination or validity thereof) shall be finally settled, without recourse to the ordinary courts of law, by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), as amended from time to time. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Munich, Germany. The language of the arbitration shall be English. Documents originating in the German language may be submitted in the German language without an English translation. The right to obtain injunctive relief (vorläufigen Rechtsschutz) before state courts shall not be excluded.
15.8	Partial Invalidity

If one or more provisions of this Agreement are or become invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision.

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Exhibit F: Shareholder Loans as of 29 April 2026

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